Exhibit 10.29

ROYAL CARIBBEAN CRUISES LTD.

BOARD OF DIRECTOR COMPENSATION SCHEDULE

EFFECTIVE FOR 2011 FISCAL YEAR

Cash Compensation

Non-employee members of the Board of Directors are entitled to receive cash fees as follows:

Cash Compensation	Amount
Annual Board Retainer	$60,000
Annual Committee Chairman Retainer	30,000
Annual Audit Committee Member Retainer	15,000
Annual Compensation Committee Chairman Retainer	15,000
Annual Committee Chairman Retainer (All Other Committees)	6,000
Annual Committee Member Retainer (All Other Committees)	5,000
Board Per Meeting Fees	1,200
Committee Per Meeting Fees (All Committees)	1,200

Equity Compensation

At the discretion of the Board, each non-employee director is eligible to receive an annual grant of equity awards with an aggregate value on the date of grant equal to $120,000. Commencing in 2011, the entire amount of the award is payable in restricted stock units which fully vest on the date of grant. Shares of our common stock underlying the restricted stock units are deliverable one year after the grant date independent of whether the director holding the restricted stock units continues to serve as a Board member as of the share delivery date.

Cruise Benefits

The Company provides Board members with certain cruise benefits in accordance with the Company’s Board Member Cruise Policy.